Exhibit 99.1

DEMISTO, INC.

2015 STOCK OPTION PLAN

(As amended March 23, 2019)

This plan, as amended from time to time, shall be known as the Demisto, Inc. 2015 Stock Option Plan.

1.	PURPOSE OF THE PLAN

The Plan is intended to provide an incentive to retain in the employ of the Company (as defined below) and its Affiliates (as defined below), persons of training, experience and ability; to attract new employees, directors, consultants and service providers; to encourage the sense of proprietorship of such persons and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase or receive shares in the Company.

2.	DEFINITIONS

For purposes of the Plan and ancillary documents (including the Award Agreement and the Appendix), the following definitions shall apply:

2.1.	“Administrator” means the Board or any of its Committees that shall administer the Plan, in accordance with Section 3 hereof.

2.2.

“Affiliate” means any entity controlling, controlled by or under common control with the Company and if such entity is a person, then the immediate family members of such person. For the purpose of this definition of Affiliate, “control” shall mean the ability to direct the activities of the relevant entity or the holding of at least 50% of the capital or the voting power of such entity.

2.3.	“Award” means an award of Options, Restricted Shares or RSUs under the Plan.

2.4.

“Award Agreement” means the written award agreement between the Company and a Participant that evidences and sets out the terms and conditions of an Award. Any specific Award Agreement may contain such other provisions, not inconsistent with the Plan, as the Administrator may, from time to time, deem advisable.

2.5.

“Incorporation Documents” means the current Certificate of Incorporation, By-Laws, Right of First Refusal and Co-Sale Agreement and Investors Rights Agreement of the Company, as may be amended and restated from time to time.

2.6.	“Board” means the Board of Directors of the Company.

2.7.

“Cause” means termination of engagement as a result of the occurrence of any one of the following: (i) Participant’s theft, dishonesty, or falsification of any documents or records of the Company or any of its Affiliates; (ii) Participant’s improper use or disclosure of the confidential or proprietary information of the Company or any of its Affiliates; (iii) any action by Participant which has a detrimental effect on the reputation or business of the Company or any of its Affiliates; (iv) Participant’s material breach of any agreement between Participant and the Company or any of its

Affiliates, which breach is not cured pursuant to the terms of such agreement (if any cure is possible); (v) Participant’s commission of, or plea of guilty to, any criminal act which impairs Participant’s ability to perform his or her duties to the Company or any of its Affiliates; (vii) any cause justifying termination or dismissal in circumstances in which an employer can deny the employee severance payment under applicable law; or (viii) Participant’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability.

2.8.	“Change in Control” means Liquidation Event, as defined under the Company’s Incorporation Documents as then in effect.

The foregoing notwithstanding, a transaction shall not constitute a “Change in Control” for the purposes hereof (A) if its sole purpose is to change the state of the Company’s incorporation or jurisdiction, or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (B) if it is the Company’s IPO or a private equity financing of the Company; or (C) any transaction that the Administrator determines shall not be a Change in Control.

2.9.	“CEO” means the Chief Executive Officer of the Company or, if there is no Chief Executive Officer, then the President of the Company.

2.10.	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

2.11.	“Committee” means an equity compensation committee of the Board, designated from time to time by the resolution of the Board, which shall consist of no fewer than two members of the Board.

2.12.	“Company” means Demisto, Inc., a company incorporated under the laws of the State of Delaware or, as applicable, a Successor Company.

2.13.	“Date of Grant” means the date on which the Award is granted as determined by the Administrator and set forth in the Award Agreement.

2.14.

“Disability” means that the Participant has failed to perform his or her duties for a period of not less than 90 consecutive days as the result of his or her incapacity due to physical or mental injury, disability or illness.

2.15.	“Employee” means a person who is employed by the Company or any Affiliate.

2.16.

“Exercise Price” means the respective price for each Share subject to an Option as set in accordance with this Plan (including Section 6 below) and as specified in the respective applicable Award Agreement.

2.17.	“Expiration Date” means the date upon which an Award shall expire, as set forth in the Plan.

2.18.	“Fair Market Value” means, as of any date, the value of a Share determined as follows:

(i)

If the Shares are listed on any established stock exchange or a national market system (including without limitation the New York Stock Exchange, NASDAQ National Market System or the NASDAQ SmallCap Market), the Fair Market Value shall be the last reported sale price for such Shares, as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in The Wall Street Journal, or such other source as the Board deems reliable; or

(ii)

In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board (subject to any applicable law, including the requirements of Section 409A of the Code).

2.19.	“IPO” means the Company’s first public offering of its Shares of Common Stock.

2.20.	“Option” means an option to purchase one or more Shares pursuant to the Plan.

2.21.	“Participant” means an Employee or Service Provider who receives or holds an Award under the Plan.

2.22.	“RSU” means an award of restricted stock units made pursuant to the Plan.

2.23.	“Service Provider” means a director, consultant, advisor or other service provider of the Company or any of its Affiliates.

2.24.

“Shares” means the Common Stock of the Company, par value USD $ 0.01 each (subject to any adjustment, split, merge or recapitalization which may be undertaken by the Company from time to time) or any other kind of shares that shall be agreed upon by the Board.

2.25.

“Successor Company” means any entity into which the Company is merged to or by which the Company is acquired (or a parent, subsidiary or affiliate of such company, if the consideration (whether shares, cash, or other securities or property) distributed to or received by holders of Shares of the Company in the Change in Control was distributed or paid by such parent, subsidiary or affiliate).

2.26.	“Plan” means the Company’s 2015 Stock Option Plan.

2.27.	“Vested Option” means any Option which has already vested according to the Vesting Schedule.

2.28.

“Vesting Schedule” means, as determined by the Administrator, the schedule of dates as of which Awards are vested and, with respect to an Option, the Participant shall be entitled to exercise Options or part of the Options as set forth in Section 9 of the Plan.

3.	ADMINISTRATION OF THE PLAN

3.1.

The Administrator shall have the power to administer the Plan. To the extent permitted under applicable law, the Board may delegate its powers under the Plan, or any part thereof, to the Committee, in which case, any reference to the Board in the Plan with respect to the rights so delegated shall be construed as reference to the Committee. Notwithstanding the foregoing, the Board shall automatically have residual authority (i) if no Committee shall be constituted, (ii) with respect to rights not specifically delegated by the Board to the Committee, or (iii) if such Committee shall cease to operate for any reason whatsoever.

3.2.	The Committee, if appointed, shall select one of its members as its chairman and shall hold its meetings at such times and places as the chairman shall determine.

3.3.	The Administrator shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.4.

The Administrator shall have the full power and authority, subject to applicable law and subject to the Incorporation Documents: (i) to designate Participants; (ii) to determine the terms and provisions of respective Award Agreements (which may, but need not be, identical) including, but not limited to, the number of Shares to be covered by each Award, provisions concerning the time or times when and the extent to which the Options may be exercised or Awards vest and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) to accelerate the vesting of Awards or the right of a Participant to exercise, in whole or in part, any previously granted Option and to extend the Expiration Date of a previously granted Option or RSU; (iv) to interpret the provisions and supervise the administration of the Plan; (v) to determine the Fair Market Value of the Shares (subject to any applicable law, including the requirements of Section 409A of the Code); (vi) to designate the type of Options to be granted to a Participant; and (vii) to determine any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

3.5.

The Board shall have the authority to grant, at its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having an exercise price equal to, lower than or higher than the Exercise Price of the original Option so surrendered and canceled, and containing such other terms and conditions as the Board may prescribe in accordance with the provisions of the Plan.

4.	DESIGNATION OF PARTICIPANTS

The persons eligible for participation in the Plan shall be Employees or Service Providers. The grant of an Award hereunder shall neither entitle the Participant to participate nor disqualify him or her from participating in any other grant of Awards pursuant to the Plan or any other option or share plan of the Company or any of its Affiliates.

5.	SHARES RESERVED FOR THE PLAN

5.1.

The Company has reserved 2,304,592 authorized but unissued Shares for the purposes of the Plan (the “Share Pool”), subject to adjustment as set forth in Section 7 below. The Company may reserve, from time to time, additional Shares to be included in the Share Pool for the purposes of this Plan. Any Shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan. Should any Award for any reason expire or be canceled prior to its exercise, settlement or relinquishment in full, the Award shall terminate, and the Shares covered by such Award shall revert to the Share Pool.

5.2.

Each Award granted pursuant to the Plan, shall be evidenced by a written Award Agreement between the Company and the Participant, in such form as the Administrator shall from time to time approve. Each Award Agreement shall state, among other matters, the number and type of Shares subject to the Award, the Vesting Schedule, the Exercise Price (for Options) and the Expiration Date.

5.3.	Voting of Shares.

5.3.1.

Subject to applicable law, and until the consummation of an IPO or a Change in Control, unless resolved otherwise by the Administrator with respect to specific Award Agreements, requirements of specific jurisdictions or otherwise), Shares acquired upon the exercise of Options or the settlement of RSUs shall be voted by an irrevocable proxy (“Proxy”) pursuant to the directions of the CEO, such Proxy to be assigned to the person or persons designated by the CEO (the “Proxy Holder”). The Proxy Holder shall vote such Shares on any issue brought before the stockholders of the Company in his/her discretion.

5.3.2.

The Proxy Holder shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy unless arising out of such Proxy Holder’s own fraud or bad faith, to the extent permitted under applicable law. Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director or otherwise under the Incorporation Documents, any agreement, any vote of stockholders or disinterested directors, insurance policy or otherwise.

6.	EXERCISE PRICE

6.1.	The Board shall determine the Exercise Price from time to time. Each Award Agreement will specify the Exercise Price determined for the Options covered therein.

6.2.

The Exercise Price shall be payable upon the exercise of an Option in cash, check or wire transfer. However, the Board may allow payment of the Exercise Price through delivery of Shares (including other Shares subject to the Options being exercised) having a Fair Market Value equal as of the date of exercise to the Exercise Price of the Shares purchased and acquired upon exercise of the Option, or, if permissible under applicable law, through a different form of cashless exercise through a third party broker as approved by the Board, or any combination of cash and cashless exercise method as determined by the Board. The Board retains its absolute discretion with regard to the approval of method of payment, and the Participant shall not have any claim with regard to the Board’s refusal to approve such method or the terms determined by the Board.

6.3.	The Board shall have the authority to approve any other means of payment and/or to postpone the date of payment under such terms as it may determine.

6.4.	The currency of the Exercise Price shall be US Dollars, unless determined otherwise at the Administrator’s sole discretion.

7.	ADJUSTMENTS

Upon the occurrence of any of the following described events, Participant’s rights to purchase or receive Shares under the Plan shall be adjusted as hereafter provided:

7.1.	In the event of a Change in Control, the following shall apply:

(i)	Assumption of Awards.

a.

The Administrator in its sole discretion will use its efforts to cause the assumption of any unexercised portion of each outstanding Award for an equivalent option or right substituted by the Successor Company and appropriate adjustments shall be made to reflect such action, including adjustments to the Exercise Price per each Share underlying the unexercised Options and the number of Shares underlying each Award.

b.

For the purposes of this Section 7.1(i), the Award shall be considered assumed if, following a Change in Control, the Award confers on the holder thereof the right to purchase or receive, for each Share underlying an Award immediately prior to the Change in Control, the consideration (whether shares, cash, or other securities or property) distributed to or received by holders of Shares of the Company in the Change in Control for each Share held on the effective date of the Change in Control (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).

c.

Notwithstanding the above, if the consideration received in the Change in Control does not consist solely of ordinary shares (or their equivalent) of the Successor Company, the Administrator may, with the consent of the Successor Company, provide for the per share consideration to be received upon the exercise of the Option or settlement of the RSU to be solely ordinary shares (or their equivalent) of the Successor Company equal in Fair Market Value to the per share consideration received by holders of a majority of the outstanding Shares in the Change in Control, as determined by the Administrator.

(ii)	No Assumption.

Notwithstanding Section 7.1(i), in case that the Successor Company does not agree to assume the Award or to substitute an equivalent award(s), then the Administrator may (but shall not be obligated to), in lieu of such assumption or substitution of the Award and in its sole and absolute discretion, either:

a.	Provide for exercise of the Vested Options and the settlement of Vested RSUs under such terms and conditions as the Administrator shall determine, and the cancellation of all unvested Awards;

b.	Provide for exercise of the Options and settlement of RSUs (both vested and unvested), under such terms and conditions as the Administrator shall determine; or

c.

Provide for the cancellation of each outstanding Award at the closing of such Change in Control, against payment to the Participant of an amount in cash equal to (a) the Fair Market Value of each Share covered by the vested Award as reflected under the terms of the Change in Control, minus, with respect to Options (b) the exercise price of each Share covered by the Vested Option.

d.	Provide for the cancellation of each outstanding unvested Award for no consideration

(iii)

Any Award not exercised or settled, as applicable, at the closing of the Change in Control (or a later date, if so determined by the Administrator and the Successor Company) shall be cancelled and be of no further force and effect, provided, however, that the Company shall provide sufficient notice to the Participant prior to said expiration of the Awards.

(iv)

Notwithstanding the foregoing, in the event of a Change in Control, the Administrator may determine in its sole discretion that upon completion of such Change in Control, the Award shall be substituted for, or shall confer the right to purchase or receive, any other security or asset, or any combination thereof, or that its terms be otherwise amended or modified, as the Administrator shall deem in good faith to be appropriate.

(v)	Notwithstanding the above and subject to any applicable law, the Administrator may determine otherwise with respect to certain Award Agreements.

7.2.

If the Company is voluntarily liquidated or dissolved (not in connection with a Change in Control) while unexercised Options remain outstanding under the Plan, the Company shall notify all Participants of such liquidation or dissolution, and the Participants shall then have ten (10) days to exercise any unexercised Vested Options held by them at that time. Upon the expiration of such 10-day period, all remaining outstanding Options (whether vested or not) will terminate immediately.

7.3.

If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a share dividend, bonus shares, share split, reverse share split, combination or exchange of shares, or recapitalization (but not the conversion of any convertible securities of the Company), then the number, class and kind of the Shares subject to the Plan or subject to any Awards therefore granted and the Exercise Price (as applicable), shall be appropriately adjusted, as determined by the Board.

7.4.	Notwithstanding the above provisions of this Section 7 and subject to any applicable law, the Administrator may determine otherwise with respect to certain Award Agreements.

8.	TERM AND EXERCISE OF OPTIONS

8.1.

Expiration Date. Options, to the extent not previously exercised, shall terminate upon the earlier of: (i) the lapse of ten (10) years from the Date of Grant; (ii) the lapse of three (3) months of the date of termination of

Participant’s employment or service with the Company and its Affiliates; or (iii) the lapse of twelve (12) months as of the date of termination of employment or service as a result of death or Disability of the Participant. The Administrator may extend the termination date, which extension shall be in effect only if made in writing. Such extension shall be at the Administrator’s sole and absolute discretion. Notwithstanding the above and subject to any applicable law, the Administrator may determine other terms of expiration with respect to certain Award Agreements.

8.2.

Exercise. Vested Options may be exercised by the Participant prior to the Expiration Date only, by giving written notice of exercise and remitting payment of the Exercise Price to the Company or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Administrator, which exercise shall be effective upon receipt of such notice by the Company or the Representative and the payment of the Exercise Price at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

8.3.

The Options may be exercised by the Participant prior to the Expiration Date in whole at any time or in part from time to time, to the extent that the Options have become vested and exercisable, unless the board approves in writing that the option may be exercised prior to such option becoming vested.

8.4.

To avoid doubt, Participants shall not be deemed owners of the Shares issuable upon the exercise of Options and shall not have any of the rights or privileges of stockholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option, until registration of the Participant as holder of such Shares in the Company’s register of stockholders upon exercise of the Option in accordance with the provisions of the Plan.

8.5.

Termination for Cause. Notwithstanding any other provision of this Plan to the contrary, unless explicitly stated otherwise in a specific Award Agreement, in the event that Participant’s engagement with the Company (or an Affiliate) is terminated for Cause, or is terminated in circumstances that qualify as Cause the following shall apply:

8.5.1.

the Participant shall not be entitled to exercise any portion of the Options and any outstanding unexercised Options of the Participant will immediately and automatically expire and terminate upon the date that notice of termination of employment or services has been given.

9.	VESTING OF OPTIONS

9.1.	Subject to the provisions of the Plan, Options shall vest pursuant to the Vesting Schedule set forth in the Award Agreement. The vesting provisions may vary in different Award Agreements.

9.2.	An Option may be subject to such other terms and conditions, consistent with the Plan, on the time or times when it may be exercised as the Administrator may deem appropriate.

9.3.

The vesting of an Option shall not accrue during any unpaid vacation or leave of absence that is expected to exceed three (3) calendar months. The Administrator may determine otherwise with respect to any specific Award Agreement.

9.4.

In the event of termination of a Participant as an Employee or Service Provider as a result of Disability, unless otherwise determined by the Administrator, vesting shall be accelerated in order that fifty percent (50%) of the Participant’s then unvested outstanding Options shall become vested as of termination.

9.5.

In the event of termination of a Participant as an Employee or Service Provider as a result of death, unless otherwise determined by the Administrator, vesting shall be accelerated in order that all of the Participant’s outstanding Options shall be vested as of the time of death.

10.	RESTRICTION ON SHARES

10.1.

Shares Subject to the Incorporation Documents. As a condition for the grant of Awards and issuance of shares under the Plan, each Participant shall agree to be bound by the terms of the Incorporation Documents with respect to any restriction applicable to the Common Stock of the Company (including without limitation, election of directors, any right of first refusal, co-sale and drag-along provisions).

10.2.

Bring Along. Anything herein to the contrary notwithstanding, if prior to the closing of an IPO all or substantially all of the shares of the Company are sold, or in case of a Change in Control, all or substantially all of the shares of the Company are to be exchanged for securities of another corporation, then each Participant shall be obliged to sell or exchange, as the case may be, any Shares such Participant purchased under this Plan, in accordance with the instructions issued by the Board in connection with the Change in Control, whose determination shall be final. To avoid doubt, such obligation shall apply even if the holders of Common Stock will receive no consideration in such a transaction (as a result of liquidation preferences of senior classes or for any other reason).

10.3.

Lock Up. The Participant acknowledges that in the event that the Company’s shares shall be registered for trading in any public market, Participant’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be resolved by the Company or its underwriters or as will be required by law, and the Participant unconditionally agrees and accepts any such limitations.

10.4.

Restriction On Transferability. No Award or any right with respect thereto shall be assignable, transferable, or given as collateral to any third party whatsoever by operation of law or otherwise, except by will or by the laws of descent. During the lifetime of the Participant, all of such Participant’s rights to purchase or receive Shares upon the exercise of his or her Options or settlement of RSUs, respectively, shall be exercisable, or subject to receipt, only by the Participant.

10.5.

The Shares issued under this Plan shall be subject to all restrictions on transfer (including sale or pledge or other disposal) of the Shares exercised under this Plan applicable to the shares of the Company as stated in the Company’s Incorporation Documents (including without limitation and to the extent applicable, consent of Board of Directors, rights of first refusal, bring along rights, market stand-off and tag-along rights), and in any shareholders agreement applicable to all or substantially all of the Company’s holders of Shares, regardless of whether or not the Participant is party to such shareholders agreement.

10.6.	The Company shall not register any transfer of Shares not made in accordance with the provisions of this Plan, the Company’s Incorporation Documents and any applicable law.

10.7.	Notwithstanding the above provisions of this Section 10 and subject to any applicable law, the Administrator may determine otherwise with respect to certain Award Agreements.

11.	RESTRICTED SHARES; REPURCHASE

11.1.	Definitions. In addition to the definitions otherwise set forth in this Plan, in this Section 11 the following definitions shall apply:

11.1.1.

“Restricted Share Purchase Agreement” an agreement between the Company and a Participant that evidences and sets out the terms and conditions of a Restricted Share (such as a repurchase agreement, share restriction agreement or any other agreement relating to Restricted Share of the Company that the Administrator shall determine to be subject to the terms of this Plan). Any specific Restricted Share Purchase Agreement may contain such other provisions, not inconsistent with the Plan, as the Administrator may, from time to time, deem advisable;

11.1.2.	“Restricted Shares” means Shares issued to a Participant under the Plan pursuant to this Section 11.

11.2.

Rights to Purchase. Restricted Shares may be issued to Participants under the Plan either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Restricted Shares under the Plan, it shall advise the Participant in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer. The offer shall be accepted by execution of a Restricted Share Purchase Agreement in the form determined by the Administrator.

11.3.

Repurchase Right. The Restricted Shares shall be subject to a repurchase right of the Company, so that in the event of termination of employment or service of the Participant, the Company shall have a right to repurchase the Restricted Shares at the purchase price actually paid by the Participant for such Restricted Shares (the “Repurchase Right”). The Company shall be entitled to exercise the Repurchase Right for six months following the effective date of termination. The number of Restricted Shares that the Company shall be entitled to repurchase under the Repurchase Right shall be reduced over time, pursuant to a Vesting Schedule described in the Restricted Share Purchase Agreement (the “Restricted Shares Vesting Schedule”). This Section does not derogate from the provisions of Section 8.5, which shall apply, mutatis mutandis (i.e. the Repurchase Right shall apply to all Restricted Shares). The Administrator may determine that the terms of any specific Restricted Share Purchase Agreement shall vary from the above.

11.4.

Other Provisions. The Restricted Share Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. Except if the context otherwise requires, any reference in this Plan to “Option” or “Award” and “Award Agreement” shall be deemed as a reference to “Restricted Shares” and “Restricted Shares Purchase Agreement”, mutatis mutandis.

11.5.

Rights as a Stockholder. Once a Participant is issued with Restricted Shares under the Plan, the Participant shall have rights equivalent to those of a stockholder and shall be a stockholder when his or her purchase is entered upon the registry of stockholders or records of the duly authorized transfer agent of the Company, subject, however, to all rights and restrictions imposed on a Participant and/or a holder of Shares by virtue of this Plan, mutatis mutandis, including (without limitation) appointment of a Proxy Holder to vote the Restricted Shares. The Administrator shall determine in any specific Restricted Share Purchase Agreement, whether the Participant is required to provide a Proxy for the voting of his/her Restricted Shares. No adjustment shall be made for a dividend or other right for which the record date is prior to the applicable Restricted Shares Vesting Schedule, except as provided in Section 7.3 of the Plan.

11.6.

The Restricted Shares issued under this Plan shall be subject to all restrictions on transfer (including sale or pledge or other disposal) of the Shares exercised under this Plan applicable to the shares of the Company as stated in the Company’s Incorporation Documents (including without limitation and to the extent applicable, consent of Board of Directors, rights of first refusal, bring along rights, market stand-off and tag-along rights), and in any shareholders agreement applicable to shares of Common Stock, regardless of whether or not the Participant is party to such shareholders agreement.

11.7.	The Company shall not register any transfer of Shares not made in accordance with the provisions of this Plan, the Company’s Incorporation Documents and any Applicable Law.

11.8.	Notwithstanding the above provisions of this Section 11 and subject to any applicable law, the Administrator may determine otherwise with respect to certain Restricted Share Purchase Agreement.

12.	RESTRICTED STOCK UNITS

12.1.

Awards of Restricted Stock Units (RSUs). An RSU is an award to a Participant covering a number of Shares that may be settled in cash, by issuance of those Shares at a date in the future, or by a combination of cash and Shares. No purchase price shall apply to an RSU settled in Shares. All grants of RSUs will be evidenced by an Award Agreement that will be in such form (which need not be the same for each Participant) as the Administrator will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. No RSU will have a term longer than ten (10) years from the date the RSU is granted.

12.2.

Vesting of RSUs. The vesting of RSUs shall not accrue during any unpaid vacation or leave of absence that is expected to exceed three (3) calendar months. The Administrator may determine otherwise with respect to any specific Award Agreement. In the event of a Participant’s termination as an Employee or Service Provider as a result of Disability, unless otherwise determined by the Administrator, vesting shall be accelerated in order that fifty percent (50%) of the then-unvested RSUs shall become vested as of termination. In the event of a Participant’s termination as an Employee or Service Provider as a result of death, unless otherwise determined by the Administrator, vesting shall be accelerated in order that all of the RSUs shall be vested as of the time of death.

13.	EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective upon its adoption by the Board, or a later date as designated by the laws of any specific jurisdiction. It shall continue in effect for a term of ten (10) years after its adoption by the Board, unless sooner terminated pursuant to the terms hereof.

14.	AMENDMENTS OR TERMINATION

14.1.	The Administrator may at any time amend (subject to the provisions of Section 14.3 below), alter, suspend or terminate the Plan.

14.2.

The Company shall obtain the approval of the Company’s stockholders for this Plan if stockholders’ approval is necessary or desirable to comply with any applicable law or the provisions of the Incorporation Documents. The Administrator may also, but need not, require that the Company’s stockholders approve any amendments to this Plan if necessary or desirable to comply with any applicable law or otherwise.

14.3.

The Board may amend, alter, suspend, or terminate the Plan, provided that no such amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless agreed by such Participant, or unless agreed mutually between the Company and the majority of Participants (based upon number of Options, RSUs and Shares issued under the Plan).

14.4.

Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options or RSUs granted or Shares issued under the Plan prior to the date of such termination.

15.	CONDITIONS UPON ISSUANCE OF SHARES

15.1.

Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or settlement of an RSU unless the exercise of such Option (as applicable), the method of payment (as applicable) and the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance (if so requested by the Company).

15.2.

Investment Representations. As a condition to the exercise of an Option or settlement of an RSU, the Board may require the person receiving Shares upon exercise of such Option or settlement of such RSU to represent and warrant at the time of any such exercise or receipt that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares and such other customary investment representation, if, in the opinion of counsel for the Company, such a representation is required.

15.3.

Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.	CONTINUANCE OF EMPLOYMENT

Neither the Plan nor any Award Agreement shall impose any obligation on the Company or any of its Affiliate to continue any Employee or Service Provider in its employ or service, and nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant any right to continue in the employ or service of the Company or any of Affiliates thereof or restrict the right of the Company or any of its Affiliates thereof to terminate such employment or service at any time.

17.	GOVERNING LAW AND JURISDICTION; GOVERNMENT REGULATIONS

17.1.	The Plan shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws.

17.2.

The granting and exercise of Awards hereunder and the obligation of the Company to sell and deliver Shares under such Awards shall be subject to all applicable law, rules, and regulations, whether of the State of Delaware, the State of Israel, the United States or any other state having jurisdiction over the Company, a Subsidiary or the Participant, including the registration of the Shares under any securities legislation, and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities law of any jurisdiction.

18.	TAX CONSEQUENCES

Any tax consequences to any Participant arising from the grant, settlement or exercise of any Award (as applicable), from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, or the Participant) hereunder shall be borne solely by the Participant. The Company and/or its Affiliates shall withhold taxes according to the requirements under applicable law, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall indemnify the Company and its Affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company shall not be required to release any Share and/or share certificate to a Participant until all required payments have been fully made.

19.	NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Administrator shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Administrator to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases. For the avoidance of doubt, prior grants of equity awards to Participants of the Company under their engagement agreements, and not in the framework of any previous option plan, if any, shall not be deemed an approved incentive arrangement for the purpose of this section.

20.	MULTIPLE AGREEMENTS

The terms of each Award may differ from other Awards granted under the Plan at the same time, or at any other time. The Administrator may also grant more than one Award to a given Participant during the term of the Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Participant.

21.	RULES PARTICULAR TO SPECIFIC COUNTRIES

Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be adjusted with respect to a particular country by means of an addendum to the Plan in the form of an appendix (the “Appendix”), and to the extent that the terms and conditions set forth in the Appendix conflict with any provisions of the Plan, the provisions of the Appendix shall govern. Terms and conditions set forth in the Appendix shall apply only to Awards and Shares issued to Participants under the jurisdiction of the specific country that is subject of the Appendix and shall not apply to Awards and Shares issued to any other Participant.

DEMISTO, INC.

APPENDIX - ISRAEL

TO THE 2015 STOCK OPTION PLAN

1.	GENERAL

1.1.

This Israeli Appendix (the “Israeli Appendix”) shall apply only to participants who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for the purpose of payment of tax (the “Israeli Participants”). The provisions specified hereunder shall form an integral part of the 2015 Stock Option Plan of Demisto, Inc. (the “Plan” and the “Company”, respectively). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

1.2.

This Israeli Appendix is to be read as a continuation of the Plan and only refers to Options and RSUs granted to Israeli Participants so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as defined below), and any regulations, rules, orders or procedures promulgated thereunder, as may be amended or replaced from time to time. For the avoidance of doubt, this Israeli Appendix does not add to nor modify the Plan in respect of Participants who are non Israeli Participants.

1.3.

The Plan and this Israeli Appendix are complementary to each other and shall be deemed one. In any case of contradiction, whether explicit or implied, between the provisions of this Israeli Appendix and the Plan, the provisions set out in this Israeli Appendix shall prevail with respect to Options and RSUs granted to Israeli Participants.

2.	DEFINITIONS

The following definitions shall be in effect under the Israeli Appendix:

2.1.	“Approved 102 Option” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant.

2.2.	“Controlling Shareholder” means a “controlling shareholder” as defined in Section 32(9) of the Ordinance.

2.3.

“Employee” means an Israeli Participant who is (i) employed by the Company or its Subsidiaries, or (ii) serving as a director or an Office Holder of the Company or its Subsidiaries; provided such employee, director or Office Holder is not a Controlling Shareholder.

2.4.	“ITA” means the Israel Tax Authority.

2.5.

“Non-Employee” means an Israeli Participant that is not an Employee, including an Israeli Participant that (i) serves as a consultant, advisor, or service provider, or (ii) is a Controlling Shareholder.

2.6.	“Office Holder” means an “office holder” as defined under the Israeli Companies Law, 1999.

2.7.

“102 Capital Gain Option” means an Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.8.	“102 Option” means any Award granted pursuant to Section 102.

2.9.

“102 Ordinary Income Option” means an Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.10.	“Ordinance” means the Israeli Tax Ordinance (New Version), 1961.

2.11.	“Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.12.	“3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance.

2.13.	“Trustee” means any individual or entity appointed by the Company and approved by the ITA to serve as trustee of Approved 102 Options.

2.14.	“Unapproved 102 Option” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.	ISSUANCE OF AWARDS; ELIGIBILITY

3.1.

The persons eligible for participation in the Plan under the Israeli Appendix shall include any Employees or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees (per the definition set forth in Section 2.3 of this Israeli Appendix) may only be granted 102 Options; and

(ii) Non-Employees may only be granted 3(i) Options.

3.2.	The Company may designate Awards granted to Employees as Approved 102 Options or Unapproved 102 Options.

3.3.	The grant of Approved 102 Options shall be made under this Israeli Appendix and shall be conditioned upon the approval of this Israeli Appendix by the ITA.

3.4.	Approved 102 Options may either be classified as 102 Capital Gain Options (“CGOs”) or 102 Ordinary Income Options (“OIOs”).

3.5.

No Approved 102 Options may be granted under this Israeli Appendix to any Employee, unless and until the Company elects to classify its Approved 102 Options as CGOs or OIOs and appropriately files notice of such election with the ITA (the “Election”). The Election shall become effective beginning the first date of grant of an Approved 102 Option under this Israeli Appendix and may not be changed until the end of the year following the year during which the Company first granted Approved 102 Options under such Election. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Employees who were granted Approved 102 Options during the time the Election is in effect, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options and 3(i) Options simultaneously.

3.6.	All Approved 102 Options must be held in trust by a Trustee, as described in Section 4 below.

3.7.

The terms and conditions upon which Awards shall be issued and exercised shall be as specified in the Award Agreement to be executed pursuant to the Plan and to this Israeli Appendix. Each Award Agreement shall state, inter alia, the type of Award granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option).

4.	TRUSTEE

The provisions of this Section shall apply with respect of Approved 102 Options:

4.1.

Approved 102 Options, any shares issued upon exercise of such Approved 102 Options and other shares received subsequently following any realization of rights, including without limitation, bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Participant.

4.2.	Approved 102 Options and any shares received subsequently following exercise of 102 Options, shall be held by the Trustee for such period of time as required by Section 102 (the “Holding Period”).

4.3.	The Participant shall not be entitled to sell or release from trust the Approved 102 Options or shares issued upon their exercise, until the lapse of the Holding Period.

4.4.

In the event the requirements of Section 102 are not met, the Participant shall not be entitled to the tax treatment available for Approved 102 Options and the Approved 102 Options may be regarded as Unapproved 102 Options, all in accordance with the provisions of Section 102.

4.5.

Notwithstanding anything to the contrary, the Trustee may hold the release of any Approved 102 Options or shares issued upon exercise of Approved 102 Options, until the full payment of the Participant’s tax liabilities arising in respect thereof.

4.6.

As a condition for issuance of Approved 102 Options, the Israeli Participant shall execute an undertaking, in form to be provided by the Company, acknowledging the terms of issuance under Section 102 and releasing the Trustee from any liability for actions or decisions made in good faith by the Trustee.

5.	FAIR MARKET VALUE FOR TAX PURPOSES

Without derogating from the definition of “Fair Market Value” included in the Plan, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or will be registered for trading within ninety (90) days following the date of grant, then solely for the purpose of determining the tax liability of CGOs pursuant to Section 102(b)(3) of the Ordinance, the fair market value of the shares shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

6.	EXERCISE OF AWARDS

6.1.	Awards shall be exercised by the Participant in accordance with the terms of the Plan, but in any event, in accordance with the instructions of the Trustee and the requirements of Section 102.

6.2.

If the Participant ceases to be employed or engaged by the Company or any Affiliate, then at the request of the Company, the Participant shall extend to the Company and/or its Subsidiaries a security or guarantee for the payment of tax due at the time of sale of shares, pursuant to the Company’s policies and in accordance with any applicable provisions of Section 102.

7.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF AWARDS

Without derogating from any restriction on assignability or transferability specified in the Plan, as long as Awards issued under this Israeli Appendix or shares purchased upon exercise of such Awards are held by the Trustee for the benefit of the Participant, the Participant may not transfer, assign, pledge or mortgage any rights with respect of the Awards and/or the shares to which they are exercisable (as applicable), other than by will or laws of descent and distribution.

8.	TAX CONSEQUENCES

8.1.

Without derogating from the Plan, the Trustee may withhold taxes according to requirements of applicable laws, rules and regulations, including withholding taxes at source, from any payment to the Participant. Furthermore, the Israeli Participant shall indemnify the Company, its Subsidiaries and the Trustee and hold them harmless from and against any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

8.2.

The Company and the Trustee shall not be required to release any Awards, shares, or share certificate to an Israeli Participant until all required payments have been fully made and satisfactory evidence was provided to the Company and the Trustee.

9.	GOVERNING LAW & JURISDICTION

This Israeli Appendix shall be governed by, construed and enforced in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws.

DEMISTO, INC.

APPENDIX – UNITED STATES

TO THE 2015 STOCK OPTION PLAN

1.	GENERAL

1.1.

This appendix (the “Appendix”) shall apply only to participants who are residents of the United States for US income tax purposes (the “US Participants”). The provisions specified hereunder shall form an integral part of the 2015 Stock Option Plan of Demisto, Inc. (the “Plan” and the “Company”, respectively), which applies to the issuance of Awards to purchase or receive Shares of the Company.

1.2.

This Appendix is to be read as a continuation of the Plan and only refers to Awards granted to US Participants so that they comply (or are exempt from the application of, as the case may be) with the requirements of Section 409A of the Code and/or Section 422 of the Code, as and any regulations, rules, procedures or other guidance promulgated thereunder, as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to nor modify the Plan in respect of Participants who are non-US Participants.

1.3.

The Plan and this Appendix are intended to be complementary to each other and shall be deemed one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in this Appendix shall prevail with respect to Awards granted to US Participants.

1.4.

Awards granted under the Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules, and the Plan and such Awards shall be construed accordingly. Awards may be modified at any time, in the Board’s discretion, so as to increase the likelihood of exemption from or compliance with the rules of Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor the Board shall have any liability to any Participant, or to any other party, if an Award (or any portion thereof), whether prior to or subsequent to any such modification that may be made, is determined to be subject to the provisions of Section 409A of the Code.

1.5.	Any capitalized term not specifically defined in this Appendix shall be construed according to the interpretation given to it in the Plan.

2.	DEFINITIONS

As used in this Appendix, the following capitalized words shall have the meanings indicated:

2.1.

“Affiliate” means a “parent corporation” or “subsidiary corporation” of the Company within the meaning of Section 424(e) or Section 424(f), as the case may be, of the Code, and any other business venture (including without limitation any joint venture or limited liability company) in which the Company has a significant interest, as determined by the Board.

2.2.	“Code” means the Internal Revenue Code of 1986, as amended.

2.3.	“Disability”, except as provided in an applicable Award Agreement, means “disability” as such term is defined in Section 22(e)(3) and 409A (a)(2)(c)(i) of the Code.

2.4.

“Disqualifying Disposition” means any disposition (within the meaning of Section 424(c) of the Code) of Shares acquired upon the exercise of an ISO before the later of (a) two years after the Participant was granted the ISO or (b) one year after the Participant acquired the Shares by exercising the ISO.

2.5.

“Fair Market Value” shall have the meaning ascribed to it in the Plan, provided, however, that for purposes of a grant of an NQO or other stock- based Option, the fair market value of such Share shall be determined in a manner consistent with Section 409A Authority.

2.6.	“Incentive Stock Option” or “ISO” means an option to purchase Shares granted to a Participant under the Plan that is intended to meet the requirements of Section 422 of the Code.

2.7.	“Nonqualified Stock Option” or “NQO” means an option to purchase Shares granted to an eligible Participant under the Plan that is not intended to be an ISO.

2.8.	“Option” means an ISO or an NQO.

2.9.	“Section 409A Authority” means Section 409A of the Code, the final Treasury Regulations and any further guidance issued by the Internal Revenue Service.

2.10.

“Voting Securities” means with respect to any corporation or other entity, securities having the right to vote in an election of the board of directors, or the equivalent of a board of directors, of such corporation or other entity.

3.	[RESERVED]

4.	OPTIONS

4.1.

The Board may grant ISOs, NQOs or a combination thereof; provided, however, that Participants who are not employees of the Company or an Affiliate may not be granted ISOs. Neither the Company nor the Board shall have any liability to any Participant, or to any other party, if an Option (or any portion thereof) that is intended to be an ISO is determined not to be an

ISO (including, without limitation, due to a determination that the exercise price per Share of the Option was less than the Fair Market Value per Share of the Shares subject to the Option as of the Date of Grant). Any ISOs that fail to meet any ISO qualification shall become NQOs and shall be treated as NQOs under the Plan and this Appendix.

4.2.

Except as set forth in the applicable Award Agreement, no Award shall be transferable by the Participant other than by will or the laws of descent and distribution, and all Awards shall be exercisable, during the Participant’s lifetime, only by the Participant. In no event shall ISOs be transferable by the Participant other than by will or the laws of descent and distribution.

4.3.	Certain Additional Provisions for Incentive Stock Options:

4.3.1.

Aggregate Value. The aggregate Fair Market Value (determined on the Date of Grant(s)) of the Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) shall not exceed $100,000.

4.3.2.

Exercise Price. In the case of an ISO, the exercise price shall be not less than 100% of the Fair Market Value on the Date of Grant of the Shares subject to the Option; provided, however, that if on the date of Grant the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate, the exercise price shall be not less than 110% of the Fair Market Value on the Date of Grant of the Shares subject to the Option.

4.3.3.	Eligibility. ISOs may be granted only to persons who are employees of the Company or an Affiliate on the Date of Grant.

4.3.4.

Expiration. No ISO may be exercised after the expiration of ten (10) years from the Date of Grant; provided, however, that if the Option is granted to a Participant who, together with persons whose stock ownership is attributed to the Participant pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate, the ISO may not be exercised after the expiration of five years from the Date of Grant.

4.3.5.	Compliance with Section 422 of the Code. The terms and conditions of ISOs shall be subject to and comply with Section 422 of the Code or any successor provision.

4.3.6.

Notice to Company of Disqualifying Disposition. Each Participant who receives an ISO agrees to notify the Company in writing within ten days after the Participant makes a Disqualifying Disposition of any Shares received pursuant to the exercise of the ISO.

4.3.7.

Substitute Options. Notwithstanding the provisions of Section 4.3.1, in the event that the Company or any Affiliate consummates a transaction described in Section 424(a) of the Code (relating to the acquisition of property or stock from an unrelated corporation), individuals who become employees or consultants of the Company or any Affiliate on account of such transaction may be granted ISOs in substitution for options granted by their former employer. The Board, in its sole discretion and consistent with Section 424(a) of the Code, shall determine the exercise price of such substitute Options.

4.4.	An Option granted hereunder shall be presumed to be a NQO unless expressly designated as an ISO in the applicable Award Agreement.

5.	GENERAL PROVISIONS APPLICABLE TO AWARDS

5.1.

The delivery of Shares shall be subject to compliance with (i) applicable federal and state laws and regulations, (ii) if the outstanding Shares are listed at the time on any stock exchange, the listing requirements of such exchange and (iii) the Company’s counsel’s approval of all other legal matters in connection with the issuance and delivery of the Shares. If the sale of the Shares has not been registered under the Securities Act, the Company may require, as a condition to delivery of the Shares, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing the Shares bear an appropriate legend restricting transfer.

5.2.

The terms and provisions of a grant shall be set forth in an Award Agreement approved by the Board and delivered or made available to the Participant as soon as practicable following the Date of Grant. The Award Agreement shall specify whether the Award is for an RSU or an Option, and if applicable, whether the Option is intended to be an ISO or a NQO.

5.3.

The vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, restrictions on transferability or provision for mandatory resale to the Company) shall be determined by the Board and set forth in the applicable Award Agreement. Notwithstanding the foregoing and except as provided in an applicable Award Agreement, the Board may accelerate (i) the vesting or payment of any Award (including an ISO), (ii) the lapse of restrictions on any Award; and (iii) the date on which any Option first becomes exercisable.

6.	CERTAIN TAX MATTERS

6.1.

In the case of any NQO or RSU, the Board may require the Participant to remit to the Company an amount sufficient to satisfy the minimum statutory federal, state and local withholding tax obligations of the Company with respect to the exercise of such NQO or settlement of such RSU (or make other arrangements satisfactory to the Board with regard to such taxes, including withholding from regular cash compensation, providing other security to the Company, or remitting or foregoing the receipt of Shares having a Fair Market Value on the date of delivery sufficient to satisfy such minimum statutory obligations) prior to the delivery of any Shares in respect of such NQO or RSU.

6.2.

In the case of an ISO, if at the time the ISO is exercised the Board determines that under applicable law and regulations the Company could be liable for the withholding of any federal, state or local tax with respect to a disposition of the Shares received upon exercise, the Board may require the

Participant to agree to give such security as the Board deems adequate to meet the potential liability of the Company for the withholding of tax, and to augment such security from time to time in any amount reasonably deemed necessary by the Board to preserve the adequacy of such security.

6.3.

With respect to any Participant subject to Section 16(a) of the Exchange Act, any retention of Shares by the Company to satisfy a tax obligation with respect to such Participant shall be made in compliance with any applicable requirements of Rule 16b-3(e) or any successor rule under the Exchange Act.

6.4.	The Company may, to the extent permitted by law, deduct any tax obligations of a Participant from any payment of any kind otherwise due to the Participant.

7.	ADJUSTMENTS

A Participant’s rights shall not be adjusted without the Participant’s consent and, in the case of an ISO unless the Board so determines. Any such adjustments shall be done on terms and conditions consistent with any applicable Section 409A Authority.

8.	SETTLEMENT

No Shares shall be delivered in connection with any Award unless and until (i) the requirements of this Section 8 and of the relevant Award Agreement have been satisfied and (ii) payment in full of the price therefor, if any, is received by the Company. Such payment may be made in whole or in part in cash or by check or, to the extent permitted by the Board at or after the Grant Date, by delivery of (A) a promissory note that (x) bears interest at a rate determined by the Board to be a fair market rate for the individual Participant at the time the Shares are issued, (y) is full recourse (including with respect to the payment of interest) to the Participant, and (z) contains such other terms as may be determined by the Board (and, if required by applicable law, delivery by the Participant of cash or check in an amount equal to the aggregate par value of the Shares purchased), (B) Shares valued at their Fair Market Value on the date of exercise, or (C) such other lawful consideration as the Board shall determine.

9.	GOVERNING LAW & JURISDICTION

This Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.